Exhibit 23.1

April 15, 2013

Bayou City Exploration, Inc.

632 Adams Street

Suite 700

Bowling Green, KY 42101

CONSENT OF PRESSLER PETROLEUM CONSULTANTS, INC.

Gentlemen:

Pressler Petroleum Consultants, Inc. hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from our letter report, dated April 5, 2013, under the section “Item 2 Description of Properties – Net Proved Oil and Gas Reserves,” in the Annual Report on Form 10-K of Bayou City Exploration, Inc.  We also consent to the inclusion of our letter report and summary reserve information in the Annual Report on Form 10-K of Bayou City Exploration, Inc.as Exhibit 99.1.

Sincerely,

Pressler Petroleum Consultants, Inc.
Firm Registration No. 7807 By: /s/ Stan Valdez, P.E. Stan Valdez, P.E. TBPE #110367